UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 17, 2003

PINNACLE ENTERTAINMENT, INC.

(Exact name of registrant as specified in charter)

Delaware (State of Other Jurisdiction of Incorporation)	001-13641 (Commission File Number)	95-3667491 (IRS Employer Identification No.)

3800 Howard Hughes Parkway, Suite 1800, Las Vegas, Nevada (Address of principal executive offices)	89109 (Zip Code)

Registrant’s telephone number, including area code: (702) 784-7777

N/A

(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets

On December 17, 2003, Pinnacle Entertainment, Inc. (the “Company”) entered into, and consummated the closing of, a new $300,000,000 credit facility, or the new credit facility, with various lenders led by Lehman Brothers Inc. and Bear, Stearns & Co. Inc. The new credit facility provides for a six-year $225,000,000 term loan facility, of which $78,000,000 can be drawn on a delayed basis in increments of at least $25,000,000 through September 30, 2004, and a five-year $75,000,000 revolving credit facility. Availability of funds under the new credit facility is not conditioned, as it was under the Company’s old credit facility, on the Company obtaining $40,000,000 of net cash proceeds from asset sales or equity capital raising efforts. That requirement has been eliminated in the new credit facility.

Upon the closing of the new credit facility, the Company repaid all outstanding obligations (including accrued interest and commitment fees) under its old credit facility, totaling approximately $125,427,000, using escrowed proceeds of the old credit facility of approximately $124,126,000, supplemented by approximately $1,301,000 of the proceeds of the new credit facility. Upon the closing of the new credit facility, the Company borrowed $147,000,000 in term loans and, after deducting transaction costs and the approximately $1,301,000 noted above, deposited approximately $139,604,000 of the net term loan proceeds into a completion reserve account. These funds, subject to satisfying conditions to withdrawal from the completion reserve account, are permitted to be used to pay a portion of the construction costs of the ongoing development of the Company’s Lake Charles, Louisiana resort, to pay up to $20,000,000 in capital expenditures for the Company’s Belterra Casino Resort hotel tower expansion, to fund up to $21,000,000 in certain approved stock repurchases described in item 5 below, and to pay the fees and expenses with respect to the new and old credit facilities. The proceeds of the revolving credit facility may be used for general corporate purposes.

Under the new credit facility the term loans mature in December 2009 and the revolving credit facility matures in December 2008. These maturity dates will move up to August 15, 2006 if the Company has not, before such date, repaid, refinanced or extended the maturity of its 9.25% senior subordinated notes due 2007 beyond the term loan maturity date. In addition, the term loans are repayable in quarterly installments of 0.25% of the principal amount of the term loans outstanding on October 1, 2004, commencing in March 2005.

The Company is obligated to make mandatory prepayments of indebtedness under the new credit facility from the net proceeds of certain debt offerings, certain asset sales and dispositions and certain equity issuances. In addition, commencing with the Company’s fiscal year ending December 31, 2005, the Company is required to prepay borrowings with a percentage (based on certain “leverage ratios”) of its “excess cash flow” (each as defined in the new credit facility).

The Company has the option to prepay all or any portion of the indebtedness under the new credit facility at any time without premium or penalty. Interest rates on borrowings under the new credit facility are based on the Company’s “leverage ratio” (as defined in the new credit facility). The new credit facility has provided the Company a reduced interest rate spread of approximately 100 basis points as compared to the old credit facility, reducing interest costs to the Company.

The new credit facility has, among other things, restrictive financial covenants and capital spending limits and other affirmative and negative covenants. The obligations under the new credit facility are secured by substantially all of the assets of the Company and its domestic restricted subsidiaries, including a pledge of the equity interests in the Company’s domestic subsidiaries (subject, with respect to the Company’s Nevada gaming subsidiary, to the consent of the Nevada Gaming Commission upon the recommendation of the Nevada State Gaming Control Board). The Company’s obligations under the new credit facility also are guaranteed by the Company’s domestic restricted subsidiaries.

The new credit facility requires that the Company first expend $50,000,000 (which amount is to be reduced by up to $15,000,000 for expenditures made after September 30, 2003 and on or prior to December 17, 2003) of its excess cash on the Lake Charles resort before the proceeds of the term loans and certain other amounts required to be deposited into the completion reserve account are permitted to be withdrawn for purposes other than certain stock repurchases, the Belterra Casino Resort hotel tower expansion or expenses relating to the new credit facility.

Under the new credit facility, borrowing and access to funds from the completion reserve account is also subject to other conditions associated with construction loans, including conditions pertaining to construction of the Lake Charles resort. The new credit facility requires the Company to diligently pursue construction of the Lake Charles resort so as to cause its opening to occur on or prior to the earlier of June 30, 2005 and the date required by the Louisiana Gaming Control Board. In addition, in order to access the availability under the new credit facility for financing the costs and expenses incurred in connection with the Lake Charles resort, the Company is required to fulfill customary construction loan conditions. The Company is also required to certify that it is in compliance with a “Liquidity Requirement”, which requires that the sum of the undrawn portion of the revolving and term commitments, the balance in the completion reserve account and the Company’s excess cash, exceed the unexpended construction budget for the Lake Charles resort (excluding all related interest expense during construction).

The new credit facility requires that the Company obtain, or use commercially reasonable efforts to obtain, various approvals, consents, estoppels and reliance letters. The Company must deliver a pledge of its interest in its Nevada gaming subsidiary to the lenders under the new credit facility within 100 days after the closing of the new credit facility (March 26, 2003). Such pledge requires the approval of the Nevada Gaming Commission upon the recommendation of the Nevada State Gaming Control Board. It is currently anticipated that the Nevada Gaming Commission and the Nevada State Gaming Control Board will review the Company’s application for approval of the pledge of its interest in its Nevada gaming subsidiary in February 2004. The failure to obtain the required approval within 100 days after the closing of the new credit facility will constitute a default under the new credit facility, subject to a 30 day cure period. In addition, the Company must use commercially reasonable efforts to obtain certain landlord consents and estoppels and certain environmental and appraisal reliance letters within 60 days after the closing of the new credit facility.

In addition to permitted maintenance capital expenditures and amounts permitted to be applied to the costs and expenses of the Lake Charles resort and the Belterra Casino Resort hotel tower expansion, the new credit facility permits the Company to expend funds, during the term of the new credit facility, on various new capital projects in an amount equal to the lesser of (i) $65,000,000 and (ii) net cash proceeds of equity sales that are not otherwise required to be deposited into the completion reserve account or used to repay amounts outstanding under the new credit facility. As a result, the Company is permitted to use 50% (and under certain circumstances up to 75%) of the net cash proceeds of its equity sales toward its $65,000,000 cap on expenditures for new capital projects.

Prepayment of the old credit facility will result in the write-off in the fourth quarter of 2003 of the unamortized debt issuance costs associated with the old credit facility, which amount is not expected to exceed $11,000,000. Such amount is a non-cash write-off to the Company. The credit agreement relating to the new credit facility is attached hereto as Exhibit 99.1. The credit agreement is incorporated herein by this reference. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the credit agreement.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Forward-looking information involves important risks and uncertainties that could significantly affect future results and accordingly, such results may differ from those expressed in forward-looking statements made by or on behalf of the Company. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such statements include, but are not limited to, availability of future sources of liquidity, including cash flow from operations, and availability under the new credit agreement. Factors that could cause these statements to differ materially include those discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Item 5. Other Events

On December 17, 2003, the Company exercised an option to repurchase 1,758,996 shares of its common stock, representing approximately 6.8% of the Company’s outstanding common stock, held by the Company’s former chairman, R.D. Hubbard, at an exercise price of $10.00 per share. The repurchase of these shares was consummated on December 19, 2003.

In addition, on December 22, 2003, the Company entered into a stock purchase agreement with the R.D. and Joan Dale Hubbard Foundation for the repurchase of an additional 249,990 shares of its common stock, at a price of $10.00 per share. The repurchase of these shares was consummated on December 23, 2003.

A press release regarding these stock repurchases is filed as Exhibit 99.2 to this report.

Item 7. Financial Statements and Exhibits

(c) Exhibits.

Exhibit No.	Description

Exhibit 99.1*	CREDIT AGREEMENT, dated as of December 17, 2003, among PINNACLE ENTERTAINMENT, INC., the Lenders referred to therein, LEHMAN BROTHERS INC., and BEAR, STEARNS & CO. INC., as Joint Lead Arrangers and Joint Book Runners, SOCIETE GENERALE, as Documentation Agent, BEAR STEARNS CORPORATE LENDING INC., as Syndication Agent, and LEHMAN COMMERCIAL PAPER INC., as Administrative Agent.

Exhibit 99.2	Press release dated December 29, 2003, issued by Pinnacle Entertainment, Inc.

*	In accordance with Item 601(b)(2) of Regulation S-K, the Schedules and Exhibits N-1 and N-2 referred to in the Credit Agreement have not been filed as a part of Exhibit 99.1 to this Current Report on Form 8-K. The Company agrees to furnish supplementally a copy of such documents to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE ENTERTAINMENT, INC. (Registrant)
Date: December 29, 2003

/s/ STEPHEN H. CAPP
Stephen H. Capp
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

Exhibit 99.1*	CREDIT AGREEMENT, dated as of December 17, 2003, among PINNACLE ENTERTAINMENT, INC., the Lenders referred to therein, LEHMAN BROTHERS INC., and BEAR, STEARNS & CO. INC., as Joint Lead Arrangers and Joint Book Runners, SOCIETE GENERALE, as Documentation Agent, BEAR STEARNS CORPORATE LENDING INC., as Syndication Agent, and LEHMAN COMMERCIAL PAPER INC., as Administrative Agent.

Exhibit 99.2	Press release dated December 29, 2003, issued by Pinnacle Entertainment, Inc.

*	In accordance with Item 601(b)(2) of Regulation S-K, the Schedules and Exhibits N-1 and N-2 referred to in the Credit Agreement have not been filed as a part of Exhibit 99.1 to this Current Report on Form 8-K. The Company agrees to furnish supplementally a copy of such documents to the Securities and Exchange Commission upon request.